Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this proxy statement/prospectus of Good Works Acquisition Corp. on Amendment No. 3 to Form S-4 [File No. 333-256115] of our report dated February 17, 2021, except for the merger agreement disclosed in Note 11 as to which the date is March 5, 2021, and for the effects of the restatement disclosed in Notes 1 and 2 as to which the date is June 14, 2021, with respect to our audit of the financial statements of Good Works Acquisition Corp. as of December 31, 2020 and for the period from June 24, 2020 (inception) through December 31, 2020, which report appears in this proxy statement/prospectus. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/prospectus.

/s/ Marcum LLP

Marcum LLP

Melville, NY

July 26, 2021